                               [MIDAMERICAN LOGO]

                 (FORMERLY KNOWN AS "CALENERGY COMPANY, INC.")

                               666 GRAND AVENUE
                            DES MOINES, IOWA 50309


                                April 20, 1999

Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of MidAmerican Energy Holdings Company to be held at The Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska on May 20, 1999 at 9:00 A.M., local time.


     The following matters will be considered and acted upon at the Annual
Meeting: (i) election to the Board of Directors of the Company of five Class I Directors; (ii) ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as auditors of the Company for the 1999 fiscal year; and
(iii) transaction of such other business as may properly come before the meeting.


     Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. We encourage you to review the attached material carefully and to sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.


                                        Sincerely,

                                        /s/ DAVID L. SOKOL

                                        David L. Sokol
                                        Chairman of the Board and
                                         Chief Executive Officer

                               [MIDAMERICAN LOGO]

                 (FORMERLY KNOWN AS "CALENERGY COMPANY, INC.")
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 20, 1999


To the Shareholders of MidAmerican Energy Holdings Company:


     Notice is hereby given that the Annual Meeting of Shareholders of MidAmerican Energy Holdings Company will be held at The Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska on May 20, 1999 at 9:00 A.M. local time for the following purposes:


          1. To elect to the Board of Directors of the Company five Class I Directors (with terms expiring at the May 2002 annual meeting);


          2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as auditors of the Company for fiscal year 1999; and


          3. To act upon such other matters as may properly come before the meeting.


     All Shareholders of record at the close of business on March 29, 1999 are entitled to vote at the Annual Meeting.


     To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the meeting, you may vote your shares in person.


   Please date your proxy card and sign it exactly as your name appears on the proxy card.



                                          By Order of the Board of Directors

                                          /s/ DAVID L. SOKOL

                                          David L. Sokol
                                          Chairman of the Board and
                                           Chief Executive Officer



April 20, 1999

                      MIDAMERICAN ENERGY HOLDINGS COMPANY
                 (FORMERLY KNOWN AS "CALENERGY COMPANY, INC.)
                               666 GRAND AVENUE
                             DES MOINES, IOWA 50309

                               ----------------

                                PROXY STATEMENT
                                APRIL 20, 1999

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON
                                  MAY 20, 1999

                            SOLICITATION AND VOTING

     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of MidAmerican Energy Holdings Company (the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 20, 1999, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Shareholders on or about April 20, 1999.

     The voting stock of the Company (the "Voting Stock") consists of the Common Stock of the Company, no par value ("Common Stock"), which was outstanding on the record date. Holders of the Common Stock will vote as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Annual Meeting.

     The close of business on March 29, 1999 is the Record Date (the "Record Date") for determining the holders of the outstanding Voting Stock (the "Shareholders") entitled to vote at the Annual Meeting. On the Record Date, 58,848,905 shares of Common Stock were outstanding.

     The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote at the Annual Meeting is required for the election of nominees as Directors of the Company. The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for approval of Proposal 2 (ratification of appointment of Independent Auditors). A quorum equal to a majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect Directors and consider Proposal 2.

     All shares of Voting Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR the approval of Proposal 2 and in accordance with the proxy-holders' best judgment as to any other matters raised at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of establishing a quorum with respect to the proposals with respect to which they apply. Abstention votes will be counted as voted AGAINST the proposals with respect to which they apply. Broker non-votes will not be considered as either FOR or AGAINST votes with respect to the proposals to which they apply. The proxy is revocable and any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering to the Secretary of the Company a later dated proxy or by voting in person at the Annual Meeting.

     Expenses in connection with this solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of these proxy materials to the beneficial owners of shares which such persons hold of record. The Company has engaged MacKenzie Partners, Inc. to solicit proxies for the

Annual Meeting for a fee of approximately $15,000, plus reimbursement of reasonable expenses. In addition, solicitation of proxies may be made through the mail, in person and by facsimile and telephone by certain directors, officers and regular employees of the Company.


                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board currently consists of fourteen members divided into three classes serving staggered three-year terms.

     Class I Nominees. The Board has unanimously nominated Judith E. Ayres, Stanley J. Bright, Jack W. Eugster, David L. Sokol and David E. Wit for election at the Annual Meeting as Class I Directors, with terms expiring at the May 2002 annual meeting of Shareholders.

     Ms. Ayres and Messrs. Bright, Eugster, Sokol and Wit have consented to serve if elected. If a nominee becomes unable to serve if elected, proxies will be voted for such other person, if any, as the Board may nominate, or the Board may be reduced in size accordingly. The Board knows of no reason why any nominee will be unable to serve if elected.

     The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for election of the nominees as directors. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect directors. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE-NAMED NOMINEES.


                              BOARD OF DIRECTORS

     In addition to the above-named current and nominated Directors, the Board includes the following nine persons, each having a term expiring at the annual meeting in the year indicated:




                                                 YEAR OF
NAME                            CLASS       EXPIRATION OF TERM
----                            -----       ------------------
Edgar D. Aronson              Class III            2001
Hon. Terry E. Branstad        Class III            2001
Richard R. Jaros              Class  II            2000
David R. Morris               Class  II            2000
Robert L. Peterson            Class III            2001
Bernard W. Reznicek           Class III            2001
Walter Scott, Jr.             Class III            2001
John R. Shiner                Class III            2001
Sir Neville G. Trotter        Class  II            2000

     During 1998, the Board met eight (8) times and took action by unanimous written consent one time.

     The Board has an Audit Committee, a Compensation Committee, an Environmental Committee, an Executive Committee, a Nominating Committee, and a Stock Option Committee.


AUDIT COMMITTEE

     The Audit Committee (Messrs. Jaros (Chair), Morris, Reznicek and Shiner) is empowered to recommend to the Board independent public accounting firms for selection as auditors of the Company; to make recommendations to the Board on auditing matters; to examine and make recommendations concerning the scope of audits; and to review the terms of transactions between the Company and related entities. The Audit Committee met four (4) times during 1998 and took action by unanimous written consent zero (0) times.

COMPENSATION COMMITTEE


     The Compensation Committee (Messrs. Shiner (Chair), Aronson, Jaros and
Wit) is authorized to make recommendations to the Board with respect to executive salaries and bonuses, directors' compensation and employee benefits matters. The Compensation Committee met three (3) times during 1998 and took action by unanimous written consent zero (0) times.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Mr. Jaros served as President of the Company from January 8, 1992 until April 19, 1993 and served as Chairman of the Company from April 19, 1993 until May 5, 1994. Messrs. Aronson, Shiner and Wit have not been employees of the Company or otherwise participated in activities constituting compensation committee interlocks or insider participation requiring disclosure under this caption.


ENVIRONMENTAL COMMITTEE


     The Environmental Committee (Ms. Ayres (Chair) and Messrs. Aronson, Reznicek and Trotter) addresses issues and provides advice concerning environmental regulations and compliance. The Environmental Committee met four
(4) times during 1998 and took action by unanimous written consent zero (0) times.


EXECUTIVE COMMITTEE


     The Executive Committee (Messrs. Sokol (Chair), Bright, Jaros and Scott) was established to act for the Board in between regularly scheduled Board meetings. The Executive Committee met two (2) times during 1998 and took action by unanimous written consent zero (0) times.


NOMINATING COMMITTEE


     The Nominating Committee (Messrs. Sokol (Chair), Jaros and Wit) was established to provide the Board with advice regarding potential nominees to the Board. The Nominating Committee did not meet during 1998. The Nominating Committee will consider qualified nominees recommended by holders in the aggregate of 5% or more of the Voting Stock. The Nominating Committee is under no obligation, however, to nominate any person so recommended.


STOCK OPTION COMMITTEE


     The Stock Option Committee (Messrs. Jaros (Chair), Reznicek, Scott and Shiner) was established to provide disinterested administration of the Company's Employee Stock Option Plan pursuant to the requirements of the SEC's Rule 16b-3. The Stock Option Committee met three (3) times during 1998 and acted by written consent three (3) times.

           INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS
                            AND DIRECTORS IN OFFICE

     DAVID L. SOKOL: 42. Chairman of the Board of Directors and Chief Executive Officer. Mr. Sokol has been CEO since April 19, 1993 and served as President of the Company from April 19, 1993 until January 21, 1995. He has been Chairman of the Board of Directors since May 1994. Mr. Sokol has been a director of the Company since March 1991. Formerly, among other positions held in the independent power industry Mr. Sokol served as the President and Chief Executive Officer of Kiewit Energy, a wholly owned subsidiary of Peter Kiewit Sons' Inc. and Ogden Projects, Inc.

     EDGAR D. ARONSON: 64. Mr. Aronson has been a director of the Company since April 1983. Mr. Aronson founded EDACO, Inc., a private venture capital company, in 1981, and has been President of EDACO, Inc. since that time. Prior to that, Mr. Aronson was Chairman, Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers from 1973 to 1979. Mr. Aronson served during 1962-1968 as Vice President consecutively in the International Departments of First National Bank of Chicago and Republic National Bank of New York. He founded the International Department of Salomon Brothers and Hutzler in 1968.

     JUDITH E. AYRES: 54. Ms. Ayres has been a director of the Company since July 1990. Since 1990, Ms. Ayres has been Principal of The Environmental Group, an environmental consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was a Vice President of William D. Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988, Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada and the Western Pacific Islands) of the United States Environmental Protection Agency.

     RICHARD R. JAROS: 47. Mr. Jaros has been a director of the Company since March 1991. Mr. Jaros served as President and Chief Operating Officer of the Company from January 8, 1992 to April 19, 1993 and as Chairman of the Board from April 19, 1993 to May 1994. Mr. Jaros served as President of Kiewit diversified (now Level(3)) Communications) from 1996 to 1997 and as Executive Vice President of Peter Kiewit Sons's Inc. (PKS) from 1993 to 1997 and as Chief Financial Officer of PKS from 1995 to 1997. Mr. Jaros served in various capacities at PKS between 1980 and 1993. Mr. Jaros is a Director of Level(3), RCN, Commonwealth Telephone, and DTN Corporation.

     DAVID R. MORRIS: 64. Mr. Morris was appointed a director of the Company in February 1997. Mr. Morris was Chairman of Northern Electric plc from 1989 to January 1997. In 1980 he joined Delta plc becoming Managing Director of the Switchgear and Accessories Division in 1981 and a Board Director in 1984. Prior to that, Mr. Morris was Managing Director of Wildt Mellor Bromley Ltd., a subsidiary of Sears Holdings, plc, from 1975 to 1980. From 1958 to 1975, Mr. Morris was employed by English Electric, which merged with GEC, in production, development and general management. Mr. Morris has served as a director of Delta Group plc, EA Technology, Regional Technology Centre (North) Ltd. and Northern Arts.

     BERNARD W. REZNICEK: 62. Mr. Reznicek has been a director of the Company since May 1995. Mr. Reznicek has been President, Premier Enterprises and National Director, Utility Marketing for Central States Indemnity Co. of Omaha since January, 1997. Prior to that, he was Dean, College of Business Administration at Creighton University. From 1987 to 1994, Mr. Reznicek was the Chairman, President and Chief Executive Officer of Boston Edison Company and was the President and Chief Executive Officer of the Omaha Public Power District from 1981 to 1987. Mr. Reznicek serves on the Board of Directors of Stone & Webster, Incorporated, State Street Corporation, Guarantee Life Companies, Inc. and the Nebraska Humane Society.

     WALTER SCOTT, JR.: 67. Mr. Scott has been a director of the Company since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of the Company from January 8, 1992 until April 19, 1993. Mr. Scott is Chairman and President of Kiewit, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., Valmont Industries, Inc., U.S. Bancorp, Commonwealth Telephone Enterprises, Inc., and RCN Corporation, a publicly-traded company in which Kiewit holds a majority ownership interest.

     JOHN R. SHINER: 55. Mr. Shiner was elected as a director of the Company in May 1995. He joined the law firm of Morrison & Foerster in 1993, where he is a partner resident in the Los Angeles office. Prior to that time, he was a partner in the law firm of Baker & McKenzie. Mr. Shiner has practiced law in Los Angeles since 1968, specializing in litigation and consultation with the senior management and Boards of closely held and public corporations.

     SIR NEVILLE G. TROTTER, JP, DL, FCA, FRAES: 67. Sir Neville was appointed a director of the Company in May 1997. In June 1997 he was appointed a Deputy Lieutenant of the County of Tyne and Wear to assist the Lord Lieutenant as a representative of Queen Elizabeth. He was elected a Member of Parliament from 1974 to 1997 serving as a Member of the Trade & Industry Select Committee, Defence Select Committee and the Transport Select Committee. He is a Chartered Accountant and continued to practice as an active Consultant with Grant Thornton after his election to Parliament having previously been a Senior Partner and member of the firm's National Executive Team. He currently serves as Non-Executive Director or Advisor with several British corporations and trade associations. He is Vice President of the British Marine Equipment Council and a Director of the North East Chamber of Commerce Trade and Industry based in Newcastle upon Tyne, Chairman of the British American Chamber of Commerce in the North East of England and an Honorary Colonel in the Royal Marines Reserve.

     DAVID E. WIT: 37. Mr. Wit has been a director of the Company since April 1987. He is Co-Chief Executive Officer of Logicat Inc., a software development/publishing firm. Prior to working at Logicat Inc., Mr. Wit worked at E.M. Warburg, Pincus & Company, where he analyzed seed-stage financing and technology investments.

     STANLEY J. BRIGHT: 58. Mr. Bright served as Chairman, President and Chief Executive Officer of MidAmerican Energy Holdings Company ("Old MidAmerican") prior to its merger with CalEnergy Company, Inc. in March 1999 (the "Merger"). Mr. Bright has served as Chairman of MidAmerican Energy Company since December 1, 1996, Chief Executive Officer since July 1, 1996, President since 1995 and President of the Office of the Chief Executive Officer of Iowa-Illinois Gas and Electric Company, a predecessor company of MidAmerican Energy Company, from 1991 to 1995. Mr. Bright joined Old MidAmerican in 1986 and its Board of Directors in 1987. Prior to the Merger, Mr. Bright was Chair of the Strategy and Executive Committees and a member of the Finance Committee. Mr. Bright is also a Director of Norwest Bank Iowa, N.A. and Utilx Corporation.

     JACK W. EUGSTER: 53. Chairman and Chief Executive Officer of Musicland Stores Corp. (specialty retailer), Minneapolis, Minnesota, since 1986 and President since 1981. Joined the Board of Old MidAmerican in 1987 and served as Chair of the Compensation Committee and a member of the Executive Committee prior to the Merger. Mr. Eugster is also a Director of Damark, Inc., Donaldson Company, Inc., Josten's, Inc. and ShopKo Stores, Inc.

     ROBERT L. PETERSON: 66. Chairman and Chief Executive Officer of IBP, Inc. (meat processor), Dakota City, Nebraska, since 1990, President since 1977 and Director since 1976. Joined the Board of Old MidAmerican in 1990 and served as a member of the Executive and Nominating Committees prior to the Merger.

     HON. TERRY E. BRANSTAD: 53. The Hon. Terry E. Branstad is the former Governor for the State of Iowa, 1983-1999 and a former Lieutenant Governor, State of Iowa, from 1979-1983. Prior to that, Governor Branstad was an attorney in private practice from 1974-1982. From 1973-1979, Governor Branstad was a Representative in the Iowa House of Representatives.


                   INFORMATION REGARDING DIRECTORS EMERITUS:

     Directors Emeritus are former Board members who are appointed by the Board. The position of Director Emeritus recognizes an individual's long-standing advice and counsel to the Company after retirement from Board membership. Directors Emeritus may attend but not vote at Board meetings and receive no annual or daily director fees for such attendance.

     BEN HOLT: 84. Mr. Holt retired as a Board member and was appointed Director Emeritus at the May 1997 annual meeting after serving as a director of the Company since September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer of The Ben Holt Co., an engineering firm located in Pasadena, California, which the Company acquired in September 1993 and sold in 1997. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and thereafter served as a consultant to the Company.


     EVERETT B. LAYBOURNE: 86. Mr. Laybourne retired as a Board member and was appointed Director Emeritus by the Board in May 1995 after serving as a director of the Company since May 1988. For many years he served as counsel for a number of major publicly-held corporations. He also presently serves as Vice President and Trustee of The Ralph M. Parsons Foundation and as National Board Chairman of WAIF, Inc. From 1969 to 1988, Mr. Laybourne was senior partner in the law firm of MacDonald, Halsted & Laybourne in Los Angeles, California, whose successor firm was Baker & McKenzie to which he acted for five years in an "of counsel" capacity. He continues in the practice of law in Los Angeles.


     BARTON W. SHACKELFORD: 76. Mr. Shackelford retired as a Board member and was appointed Director Emeritus by the Board in May 1995 after serving as a director of the Company since June 1986. Mr. Shackelford served as President and a director of Pacific Gas & Electric Company from 1979 until his retirement in 1985. He is a director of Harding Associates, Inc.


                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     PROPOSAL 2 IS TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.


     The Board, upon the recommendation of the Audit Committee, has unanimously appointed Deloitte & Touche LLP as the independent accounting firm engaged to audit the financial statements of the Company for the 1999 fiscal year. Deloitte & Touche LLP acted in that capacity for the 1998 fiscal year. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if desired.


     The approval of a majority of the Voting Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for approval of Proposal 2. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to vote on Proposal 2. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposal 2.


     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.


                                 OTHER MATTERS


     The Board knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting, the proxy-holders will vote proxies granted by Shareholders in accordance with their best judgment.

         SECURITY OWNERSHIP OF SIGNIFICANT SHAREHOLDERS AND MANAGEMENT


     The following table sets forth certain information with respect to all Shareholders known by the Company to beneficially own more than 5% of either class of the Voting Stock, and certain information with respect to the beneficial ownership of each director, the Named Executive Officers (defined below) and all directors and executive officers of the Company as a group, of Common Stock. All information is as of March 29, 1999, unless otherwise indicated.




                                                      NUMBER OF SHARES
          NAME (AND ADDRESS IF REQUIRED)                BENEFICIALLY      PERCENTAGE OF
                OF BENEFICIAL OWNER                      OWNED (1)          CLASS (1)
--------------------------------------------------   -----------------   --------------
COMMON STOCK:
Sound Shore Management, Inc. (2) .................       4,960,200             8.32
Bankers Trust Corporation (3) ....................       4,194,650             7.04
Wanger Asset Management, L.P. (4) ................       3,191,500             5.35
Massachusetts Financial Services Co. (5) .........       4,519,067             7.06
Edgar D. Aronson .................................          43,683             0.07
Judith E. Ayres ..................................          52,500             0.09
Richard R. Jaros .................................         320,297             0.53
David Morris .....................................          16,132             0.03
Bernard W. Reznicek ..............................          27,801             0.05
Walter Scott, Jr. ................................       3,013,489             5.06
John R. Shiner ...................................          19,200             0.03
David L. Sokol ...................................         771,910             1.28
Neville Trotter ..................................          21,794             0.04
David E. Wit .....................................          24,167             0.04
Gregory E. Abel ..................................         270,254             0.45
Thomas R. Mason ..................................         218,557             0.37
Craig M. Hammett .................................          40,993             0.07
Stanley J. Bright ................................          91,690             0.15
Jack W. Eugster ..................................          11,000             0.02
Robert L. Peterson ...............................          10,000             0.02
Terry E. Branstad ................................          10,000             0.02
Donald M. O'Shei, Jr. ............................         126,274             0.21
All directors and executive officers
 as a group (26 persons) .........................       5,421,118             8.79

----------
(1) Includes shares which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Securities Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days.

(2) According to a Schedule 13G filed by such party on January 22, 1999, the mailing address for Sound Shore Management, Inc. is 8 Sound Shore Drive, Greenwich, CT 06836.

(3) According to a Schedule 13G filed by such party on February 12, 1999 on behalf of itself and Bankers Trust Company and BT Alex Brown Incorporated the mailing address is: 130 Liberty Street, New York, New York 10006. The mailing address for its subsidiary BT Australia Limited is Level 15, The Chifley Tower, 2 Chifley Square, Sydney, NSW 2000 Australia. The mailing address for its indirect 50 percent owned affiliate Alex.Brown Investment Management is One South Street, Baltimore, Maryland 21202.

(4) According to Scheduled 13G filed by such party on February 8, 1999, the mailing address for Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(5) These 4,519,067 shares of common stock include 4,037,004 shares of common stock owned by MFS and certain other non-reporting entities and 499,263 shares of common stock which may be acquired through the conversion of convertible preferred stock.

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation is determined by the Compensation Committee of the Board. The Compensation Committee usually meets from time to time during the year as may be required and at least once a year in December, at which time salaries with respect to the next fiscal year, and bonuses with respect to the nearly completed year are determined, as well as making recommendations to the Stock Option Committee for stock option or, if applicable, restricted stock grants as long-term incentive compensation and making other determinations or recommendations with respect to employee benefit plans and related matters.

     The Compensation Committee believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified and productive personnel and also to provide meaningful incentives for enhanced productivity and superior performance. It is the policy of the Company that the three primary components of the Company's total compensation package (salary, bonuses and grants of stock options or, if applicable, restricted stock) will be considered in the aggregate in determining the amount of any one component. The Company seeks to reward achievement of long and short-term individual performance goals, viewed in the context of both individual power or other infrastructure project and Company performance. However, given the unique nature of each independent development project (particularly considering the context of the different legal, regulatory, financial, accounting, tax, political and cultural systems, issues and structures found in various countries in which the Company develops or acquires or joint ventures on projects internationally) and the resulting flexible adaptation required in the duties and tasks performed by the Company's key executives, the Compensation Committee's criteria for assessing executive performance in any year is inherently subjective and not subject to specific enumeration of factors, relative weighting or formulae calculations. The Company did not specifically use any companies in the same industry as a basis for comparison when establishing executive compensation.

     During 1998, the Company's executive compensation generally included a base salary, cash bonuses and long-term incentive compensation in the form of stock options awarded under the Company's Employee Stock Option Plan, all dependent on subjective evaluations of performance as noted above. The cash bonus compensation of executives is designed to compensate executives for the Compensation Committee's assessment of superior performance and meritorious and diligent individual efforts, and such assessments usually relate to individual and unique projects and, in part, also recognize the individual executive's level of commitment (demonstrated by subjective factors) to the Company's long-term success. The long-term incentive option grants recommended by the Compensation Committee and implemented by the Stock Option Committee are intended to align the interests of employees and Shareholders and thereby to motivate executives as equity owners to contribute at superior levels in the future and to allow them to share in increased value developed for Shareholders generally.

     The Company's Chairman and Chief Executive Officer, has an existing employment agreement with the Company which has a term of five years (ending August 2000 unless extended). Mr. Sokol's employment agreement, as amended, provides for a base salary of $675,000 per annum and a minimum annual bonus of $400,000. The employment contract also provides for the payment of three years base salary and average bonus and the three years of accelerated option vesting (and all performance option vesting) and full retirement plan vesting in the event of termination without cause.

     At its October 19, 1998 meeting, the Compensation Committee determined to award Mr. Sokol a cash bonus of $1,850,000 in order to reflect Mr. Sokol's superior performance and significant accomplishments during the year. In addition, at the Compensation Committee's October 19, 1998 meeting, the Compensation Committee authorized salary increases, cash bonuses and, if applicable, recommendations for stock option grants to other executives commensurate with the Compensation Committee's subjective assessment of their relative individual performance.

     In reviewing Mr. Sokol's compensation, the Compensation Committee subjectively considered Mr. Sokol's significant contribution to the management of the Company during the year, including: successfully negotiating, structuring and executing a definitive merger agreement to acquire the strategically important MidAmerican Energy Holdings Company and thereby enter the regulated U.S.

energy distribution and supply businesses (the "MEC Acquisition"); the successful supply business results at Northern Electric plc in the U.K.; the successful issuance of $1,500,000,000 principal amount of the Company's Senior Notes in various tranches at various favorable fixed interest rates; (which issuances were effected to provide the requisite funding for the MEC Acquisition); the successful financial closing of the innovative $285,000,000 non-recourse construction financing facility for the Company's zinc recovery project and related capital improvements in the Imperial Valley; the successful conclusion of the Casecnan project arbitration and litigation matters and construction progress on that project; the Company's promising project development and acquisition activities and achievement of record electrical production levels at the Coso and Imperial Valley Projects. Mr. Sokol contributed very significantly to these achievements and the Company's current success, and the Compensation Committee believes his overall compensation was wholly justified. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive or any of the four other most highly compensated executive officers. However, certain compensation meeting a tax law definition of "performance-based" is generally exempt from this deduction limit. The Company does not currently intend to qualify cash compensation paid to executive officers for deductibility under Section 162(m). Further, in general, the Company does not currently have a policy that requires or encourages the Committee to qualify other types of compensation awarded to executive officers for deductibility under Section 162(m). However, the Company has included provisions in the Employee Stock Option Plan designed to enable option grants made to executive officers affected by Section 162(m) to qualify as "performance-based" compensation if the Committee determines that it is appropriate to make such qualifying grants.


STOCK OPTION REPRICING IN 1998


     In response to unanticipated developments in 1998, in particular the unforeseen political developments in Indonesia which resulted in a steep drop in the share price of the Common Stock, the Stock Option Committee, in February, 1998, approved a reduction in the existing exercise prices of out-of-the-money employee stock options. The existing exercise prices of these options ranged from $29.0625 to $40.8125. Although many option repricings take the form of reducing the exercise price to the then market value, the Committee authorized a reduction of only 15% in the exercise price of the out of the money options, which left many options out of the money, but less so than previously. The Stock Option Committee determined that repricing was in the best interests of the Company as the unforeseen political developments in Indonesia were outside of management's control and it was necessary to maintain the motivational value that the options were intended to create. The Committee was also concerned that failure to take action on repricing could have had significant adverse effects on employee moral and the Company's ability to retain key personnel.


                            COMPENSATION COMMITTEE



                             John R. Shiner, Chair
                               Edgar D. Aronson
                               Richard R. Jaros
                                  David E. Wit

PERFORMANCE GRAPH

     The following performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph compares the yearly percentage change in the cumulative weighted average total return on the Company's Common Stock with the cumulative total return assuming reinvestment of dividends of (1) the S&P 400 Index, (2) the S&P Utilities Index and (3) an index of comparable peer issuers constructed by the Company. The index of comparable peer issuers is composed of AES Corp., CMS Corp, Duke Energy, Enron Corp, Entergy Corp., Northern States Power, Southern Company and Southern Electric plc during the periods that each company has been publicly traded. In compliance with Securities and Exchange Commission regulations, the returns of each of the comparables have been weighted according to capitalization as of the beginning of the five year period.

     Trijen Energy and Calpine Corp. have been removed from last year's list of comparables since following the Company's merger with MidAmerican (a regional U.S. utility) they were considered to no longer provide comparability and have been replaced by Northern States Power, CMS Corp., Duke Energy and Southern Company.


         STOCK PERFORMANCE WEIGHTED BY BEGINNING MARKET CAPITALIZATION

-----------------------------------------------------------------------------
        Weighted Comparables CalEnergy Company, Inc. S&P Utilities   S&P 400
-----------------------------------------------------------------------------
1993           100.00%              100.00%             100.00%      100.00%
1994            94.63%               84.46%              92.20%      103.86%
1995           123.51%              105.41%             129.29%      139.05%
1996           132.08%              181.76%             131.43%      170.13%
1997           154.97%              155.41%             155.89%      219.30%
1998           187.14%              187.50%             171.63%      289.27%
-----------------------------------------------------------------------------


SUMMARY COMPENSATION TABLE


     The following table sets forth the compensation of the Company's five most highly compensated executive officers who were employed as of the last day in 1998 ("Named Executive Officers"). Information is provided regarding these individuals for the last three fiscal years during which they were executive officers of the Company, if applicable.

                                                        BONUS
                                                 -------------------
        NAME AND          YEAR ENDED     SALARY    CASH (1)   STOCK
  PRINCIPAL POSITIONS    DECEMBER 31,     ($)        ($)       ($)
----------------------- -------------- --------- ----------- -------
David L. Sokol          1998           675,000   2,042,735     0
 Chairman and           1997           515,000   2,377,280     0
 Chief Executive        1996           500,000   1,500,000     0
 Officer
Gregory E. Abel         1998           325,775     622,258     0
 President and          1997           173,573     335,742     0
 Chief Operating        1996           129,202     218,947     0
 Officer
Thomas R. Mason         1998           210,000     128,755     0
 President,             1997           210,000     133,975     0
 CalEnergy              1996           210,000     129,994     0
 Operating
 Company
Craig M. Hammett        1998           160,000     139,964     0
 Chief Financial        1997           113,542     100,345     0
 Officer                1996            18,205       1,000     0
Donald M. O'Shei, Jr.   1998           181,125      78,747     0
 President,             1997           171,421     125,958     0
 CalEnergy              1996           120,000      80,000     0
 Development
 Company



                                                              SECURITIES
                           OTHER ANNUAL      RESTRICTED       UNDERLYING         ALL OTHER
        NAME AND         COMPENSATION (2)   STOCK AWARDS        OPTIONS       COMPENSATION (3)
  PRINCIPAL POSITIONS           ($)              ($)              (#)               ($)
----------------------- ------------------ -------------- ------------------ -----------------
David L. Sokol                  0                0             1,600,000(4)        4,927
 Chairman and                   0                0             1,200,000           4,927
 Chief Executive                0                0               200,000           4,927
 Officer
Gregory E. Abel              117,606             0               380,000(4)        4,333
 President and               146,711             0               150,000           4,333
 Chief Operating                0                0               130,000           3,820
 Officer
Thomas R. Mason                 0                0                80,000(4)        5,681
 President,                     0                0                60,000           5,681
 CalEnergy                      0                0                20,000           5,681
 Operating
 Company
Craig M. Hammett                0                0               100,000(5)        3,891
 Chief Financial                0                0                90,000           3,019
 Officer                        0                0                10,000           1,637
Donald M. O'Shei, Jr.         88,256             0               145,000(4)        3,935
 President,                  119,267             0               120,000           3,935
 CalEnergy                   113,041             0                25,000           3,801
 Development
 Company

----------
(1)   Includes amounts voluntarily deferred by the executive, if applicable.

(2) Includes various expatriate compensation items, including expatriate allowances, company provided transportation, housing and tax benefits.

(3)   401(k) Plan contributions and group term life insurance premiums.

(4) Except as described below, the options reflected for 1998 do not reflect new grants but rather the number of options subject to the repricing described in the Compensation Committee report. In the case of Messrs. Sokol and Abel, 200,000 and 100,000 reflect new grants, respectively.

(5) Reflects partial year only as Mr. Hammett only joined the Company on October 28, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth options granted to each of the named executive officers of the Company during 1998 or options that were the subject of repricing in such year. Except as described below, the options reflected for 1998 do not reflect new grants but rather the number of options subject to the repricing described in the Compensation Committee report. In the case of Messrs. Sokol and Abel, 200,000 and 100,000 reflect new grants, respectively.




                                                                                                        POTENTIAL REALIZED
                                                                                                         VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                                           % OF                                      STOCK PRICE APPRECIATION
                                                      TOTAL OPTIONS                                     FOR OPTION TERM (1)
                                                        GRANTED TO         EXERCISE                  -------------------------
                          SECURITIES UNDERLYING         EMPLOYEES           PRICE       EXPIRATION        5%           10%
NAME                         OPTIONS GRANTED        IN FISCAL YEAR(2)     ($/SHARE)        DATE          ($)           ($)
----------------------   -----------------------   -------------------   -----------   -----------   -----------   -----------
David L. Sokol           200,000                   49.38                    24.22      10/2008       2,041,065      5,172,459
                         200,000                   N/A                      24.7031    12/2006       2,081,777      5,275,631
                         200,000                   N/A                      29.0063    04/2007       2,444,415      6,194,629
                         800,000                   N/A                      29.0063    04/2007       9,777,662     24,778,515
                         200,000                   N/A                      34.6906    05/2007       2,923,442      7,408,576
Gregory E. Abel          100,000                   24.69                    24.22      10/2008       1,020,532      2,586,230
                          90,000                   N/A                      25.8188    08/2006         979,109      2,481,256
                          40,000                   N/A                      24.7031    12/2006         416,355      1,055,126
                          25,000                   N/A                      29.0063    04/2007         305,552        774,329
                         100,000                   N/A                      29.0063    04/2007       1,222,208      3,097,314
                          25,000                   N/A                      34.6906    05/2007         365,430        926,072
Thomas R. Mason           20,000                   N/A                      24.7031    12/2006         208,178        527,563
                          10,000                   N/A                      29.0063    04/2007         122,221        309,731
                          40,000                   N/A                      29.0063    04/2007         488,883      1,238,926
                          10,000                   N/A                      34.6906    05/2007         146,172        370,429
Craig M. Hammett          10,000                   N/A                      24.9688    10/2006         105,208        266,619
                          10,000                   N/A                      34.1581    06/2007         143,928        364,743
                          80,000                   N/A                      28.6344    11/2007         965,230      2,446,082
Donald M. O'Shei, Jr      25,000                   N/A                      24.7031    12/2006         260,222        659,454
                          20,000                   N/A                      29.0063    04/2007         244,442        619,463
                          80,000                   N/A                      29.0063    04/2007         977,766      2,477,851
                          20,000                   N/A                      34.6906    05/2007         292,344        740,858

----------
(1) As required by the Securities and Exchange Commission ("SEC"), potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock. The total of all stock options granted to employees, including executive officers during fiscal 1998 was approximately 1% of total shares outstanding during the year. Accordingly, the potential value of such options for all optionees under the prescribed assumptions is approximately 1% of the potential realizable value of all shareholders for the same period under the same assumptions. (For the total percentages including repricings, see footnote 2 below.) As an alternative to the assumed potential realizable values stated above, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options and that all assumptions as to annualized appreciation rates are inherently speculative.

(2) Not applicable refers to those options not granted during fiscal 1998 but which were the subject of option repricing during 1998. The total of all stock options granted as well as those repriced ranged from approximately 1% to approximately 6% of total shares outstanding during the years in question for all officers other than Mr. Sokol and from approximately 5.58% to approximately 22.33% for Mr. Sokol.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES


     The following table sets forth the option exercises and the value of in-the-money unexercised options held by each of the named executive officers of the Company at December 31, 1998, calculated as being equal to the difference between the exercise price of the options and the closing price of the Company's Common Stock on the New York Stock Exchange of $34.6875 per share on December 31, 1998.




                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT FY
                                    SHARES      VALUE    OPTIONS HELD AT FY END ($)             END ($)
                                   ACQUIRED    REALIZED ----------------------------- ----------------------------
NAME                             ON EXERCISE     ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------- ------------- --------- ------------- --------------- ------------- --------------
David L. Sokol ................ 0             0            541,713       1,108,287      4,101,808     6,469,772
Gregory E. Abel ............... 0             0            237,030         257,970      2,934,107     2,041,602
Thomas R. Mason ............... 0             0            184,936          55,064      3,143,212       349,599
Craig M. Hammett .............. 0             0             31,846          68,154        187,425       399,304
Donald M. O'Shei, Jr. ......... 0             0            115,131         104,869      1,386,503       637,790

COMPENSATION OF DIRECTORS


     For 1999, directors who are not employees of the Company will be paid an annual retainer fee of $35,000 and a fee of $500 per day for attendance at Board and Committee meetings. Directors who are employees of the Company will not receive such fees. Under the Company's Non-Employee Director Stock Option Plan, in lieu of receiving the annual $35,000 fee, directors may elect to receive stock options having a value approximately equal to such cash amount (approximated in the case of options by reference to shares or a Black-Scholes calculation and subject to rounding and appropriate discounts for illiquidity). All directors are reimbursed for their expenses incurred in attending Board meetings.


TERMINATION OF EMPLOYMENT ARRANGEMENTS


     Under the terms of his employment contract, Mr. Sokol is entitled to receive three times his base salary and last two year's average bonus and three years of accelerated option vesting (and all performance option vesting) and full retirement plan vesting in the event of the termination of his employment by the Company other than for cause. Under the terms of a separate employment agreement between Mr. Abel and the Company, Mr. Abel is entitled to receive two years base salary continuation and/or payments in respect of average bonuses for the prior two years and two years continued option vesting (and all performance option vesting) and full retirement plan vesting in the event of the termination of his employment by the Company other than for cause. If such persons were terminated without cause, Mr. Sokol and Mr. Abel would currently be entitled to be paid approximately $8,655,000 and $1,609,000, respectively in cash, pursuant to their employment agreements, without giving effect to any tax related provisions.

STOCK OPTION REPRICING TABLE


     The following table provides information about the repricing of options for named executive officers during 1998. See the description of such action in the Stock Option Committee Report above.


                         TEN-YEAR OPTION/SAR REPRICING




       (A)              (B)            (C)              (D)              (E)               (F)             (G)
                                                                                                        LENGTH OF
                                    NUMBER OF      MARKET PRICE        EXERCISE                          ORIGINAL
                                    SECURITIES      OF STOCK AT     PRICE AT TIME                      OPTION TERM
                                    UNDERLYING        TIME OF        OF REPRICING                      REMAINING AT
                                   OPTIONS/SAR     REPRICING OR           OR                             DATE OF
                                   REPRICED OR       AMENDMENT        AMENDMENT       NEW EXERCISE     REPRICING OR
NAME                    DATE        AMENDED(#)          ($)              ($)            PRICE ($)       AMENDMENT
-----------------   -----------   -------------   --------------   ---------------   --------------   -------------
David L. Sokol      19-Feb-98     200,000             24.59375          29.0625           24.7031     106 Months
 Chairman           19-Feb-98     200,000             24.59375          34.1250           29.0063     110 Months
 and Chief          19-Feb-98     800,000             24.59375          34.1250           29.0063     110 Months
 Executive          19-Feb-98     200,000             24.59375          40.8125           34.6906     111 Months
 Officer
Gregory E. Abel     19-Feb-98      90,000             24.59375          30.3750           25.8188     102 Months
 President          19-Feb-98      40,000             24.59375          29.0625           24.7031     106 Months
 and Chief          19-Feb-98      25,000             24.59375          34.1250           29.0063     110 Months
 Operating          19-Feb-98     100,000             24.59375          34.1250           29.0063     110 Months
 Officer            19-Feb-98      25,000             24.59375          40.8125           34.6906     111 Months
Thomas R.           19-Feb-98      20,000             24.59375          29.0625           24.7031     106 Months
 Mason              19-Feb-98      10,000             24.59375          34.1250           29.0063     110 Months
 President,         19-Feb-98      40,000             24.59375          34.1250           29.0063     110 Months
 CalEnergy          19-Feb-98      10,000             24.59375          40.8125           34.6906     111 Months
 Operating
 Company
Craig M.            19-Feb-98      10,000             24.59375          29.3750           24.9688     104 Months
 Hammett            19-Feb-98      10,000             24.59375          40.1860           34.1581     112 Months
 Chief              19-Feb-98      80,000             24.59375          33.6875           28.6344     117 Months
 Financial
 Officer
Donald M.           19-Feb-98      25,000             24.59375          29.0625           24.7031     106 Months
 O'Shei, Jr.        19-Feb-98      20,000             24.59375          34.1250           29.0063     110 Months
 President,         19-Feb-98      80,000             24.59375          34.1250           29.0063     110 Months
 CalEnergy          19-Feb-98      20,000             24.59375          40.8125           34.6906     111 Months
 Development
 Company

 No other Option/SAR repricing has occurred in the last ten (10) fiscal years.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS


     The Company retained the law firm of Morrison & Foerster in 1998. Mr. Shiner, a director of the Company, is a partner in the Los Angeles office of Morrison & Foerster. The Company paid Morrison & Foerster a total of approximately $220,000 in legal fees in 1998. The Company believes that the fees payable to Morrison & Foerster are comparable to fees that would be payable in similar transactions with unaffiliated third parties.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company is not aware of any director, officer or other person subject to Section 16(a) of the Securities Exchange Act in respect of the Company who failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the Company's most recent fiscal year or prior fiscal years except that the 1998 Amended Form 5 for Sir Neville Trotter, Director, included an option grant for 20,000 shares dated February 20, 1997, which was inadvertently not reported earlier due to a clerical error on the part of the Company.


                             SHAREHOLDER PROPOSALS


     Any proposal which a shareholder intends to present at the 2000 annual meeting of shareholders must be received by the Company not later than January 20, 2000 in order to be considered for inclusion in the proxy statement relating to such meeting. Any such proposals should be directed to the Secretary, MidAmerican Energy Holdings Company, 666 Grand Avenue, Des Moines, Iowa 50309.


                                        By Order of the Board of Directors

                                        /s/ DAVID L. SOKOL

                                        David L. Sokol
                                        Chairman of the Board and
                                        Chief Executive Officer


April 20, 1999
Omaha, Nebraska

PROXY

                               [MIDAMERICAN LOGO]

                               PROXY SOLICITATION
                      MIDAMERICAN ENERGY HOLDINGS COMPANY
                 (FORMERLY KNOWN AS "CALENERGY COMPANY, INC.")

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF THE COMPANY FOR THE ANNUAL MEETING MAY 20, 1999

  The undersigned hereby appoints David L. Sokol, Gregory E. Abel and Steven A. McArthur, or any one of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of Common Stock, no par value, of MidAmerican Energy Holdings Company, which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held at The Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska on May 20, 1999 at 9:00 a.m., local time, and any adjournments thereof, on all matters coming before said meeting and in the following manner:

                                  (Continued and to be signed on the other side)
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                                        [x] Please mark your
                                                            votes like this in
                                                            blue or black ink


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" PROPOSAL 2

1. ELECTION OF DIRECTORS:


              JUDITH E. AYRES, STANLEY J. BRIGHT, JACK W. EUGSTER,
                        DAVID L. SOKOL, AND DAVID E. WIT


    FOR all Nominees [ ]     WITHHOLD authority to vote for all nominees [ ]


WITHHELD for the following only: [Write the name of the nominee(s) in the space below.]


--------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, CERTIFIED PUBLIC ACCOUNTANTS AS THE COMPANY'S AUDITORS FOR FISCAL YEAR 1999.


           FOR [ ]            AGAINST [ ]            ABSTAIN [ ]




Signature(s)                                           Date
            ----------------------------------------       -------------------
Please sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Fiduciaries should give full titles as such. PLEASE MARK, DATE, SIGN, AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. If no instructions are provided in this proxy, it will be voted FOR the Board's nominees for directors and FOR Proposal 2.